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                                                                  EXHIBIT (a)(3)

                            CLINTRIALS RESEARCH INC.
                              11000 WESTON PARKWAY
                           CARY, NORTH CAROLINA 27513

                                                                   March 5, 2001

Dear ClinTrials Research Inc. Stockholder:

     I am pleased to report that on February 22, 2001, ClinTrials Research Inc. (the "Company") entered into an Agreement and Plan of Merger (the "Merger Agreement") with Inveresk Research Group Limited ("Inveresk") and Indigo Acquisition Corp. (the "Purchaser"). The Merger Agreement provides for the acquisition of all outstanding shares of common stock, par value $.01 per share, of the Company (the "Shares") by the Purchaser at a price of $6.00 per Share, net to the seller in cash (the "Common Stock Price") upon the terms and conditions set forth in Purchaser's Offer to Purchase, dated March 5, 2001, and in the related Letter of Transmittal (which, together with any amendments and supplements thereto, collectively constitute the "Offer").

     Pursuant to the Merger Agreement, Purchaser commenced the Offer on March 5, 2001. The Offer is currently scheduled to expire at 12:00 midnight, New York City time, on Monday, April 2, 2001, unless extended by Purchaser.

     Following the successful completion of the Offer and upon approval by a stockholder vote, if required, the Purchaser will be merged with and into the Company (the "Merger"), and all Shares not purchased in the Offer will be converted into the right to receive the Common Stock Price per Share pursuant to the Offer.

     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER AND THE MERGER, AND UNANIMOUSLY DETERMINED THAT THE TERMS OF THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     Accompanying this letter is a copy of the Company's Solicitation/Recommendation Statement on Schedule 14D-9 and the Company's Information Statement pursuant to Section 14(f) of the Securities Exchange Act of 1934, as amended, each as filed by the Company with the Securities and Exchange Commission. The Board of Directors of the Company has received an opinion, dated February 22, 2001, from ING Barings LLC ("ING Barings"), the Company's financial advisor, to the effect that, as of the date of such opinion and based upon and subject to the assumptions, conditions and limitations stated in such opinion, the Common Stock Price per Share to be received in the Offer and the Merger by the Company's stockholders was fair, from a financial point of view, to such holders. A copy of this opinion is attached to the Schedule 14D-9 and should be read carefully in its entirety for the assumptions made, matters considered and limitations in the review undertaken by ING Barings in rendering its opinion.

     Also accompanying this letter is a copy of the Offer to Purchase and related materials of the Purchaser, including a Letter of Transmittal for use in tendering your Shares. These documents set forth the terms and conditions of the Offer and provide instructions for tendering your Shares.

     WE URGE YOU TO READ EACH OF THE ENCLOSED MATERIALS CAREFULLY.

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     The management and directors of the Company thank you for the support you have given the Company.

                                          Sincerely,

                                          CLINTRIALS RESEARCH INC.

                                          /s/ PAUL J. OTTAVIANO
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                                          Paul J. Ottaviano,
                                          President and Chief Executive Officer

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